Exhibit 99.1

Clovis Oncology Announces Debt Exchange Transaction

Boulder, Colo., April 14, 2020 – Clovis Oncology, Inc. (NASDAQ: CLVS) announced today that on April 14, 2020 it entered into a privately negotiated exchange agreement with a holder of its 2.50% Convertible Senior Notes due 2021 (the “2021 Notes”). Pursuant to the exchange agreement, Clovis Oncology will issue to such holder of the 2021 Notes approximately $36.05 million in aggregate principal amount of its currently outstanding series of 4.50% Convertible Senior Notes due 2024 (the “2024 Notes”) in exchange for approximately $32.77 million in aggregate principal of 2021 Notes held by such holder. Clovis Oncology will not receive any cash proceeds from the issuance of these 2024 Notes. J.P. Morgan and BofA Securities acted as the exclusive agents to Clovis Oncology in connection with the exchange transaction.

Clovis Oncology anticipates that the settlement of the exchange transaction will occur on or about April 20, 2020, subject to satisfaction of customary closing conditions. Upon completion of the exchange transaction, the aggregate principal amount of the 2021 Notes outstanding will be approximately $64.42 million, and the aggregate principal amount of 2024 Notes outstanding will be approximately $174.91 million.

About the 2024 Notes

The 2024 Notes issued in the exchange transaction will have substantially identical terms to the Clovis Oncology’s currently outstanding 2024 Notes and will be treated as a single series of securities with the currently outstanding 2024 Notes.

The 2024 Notes bear interest at a rate of 4.50% per annum, payable semi-annually in arrears on February 1st and August 1st of each year. The 2024 Notes will mature on August 1, 2024 unless earlier converted or repurchased. The holders of the 2024 Notes may convert their notes at their option at any time prior to the close of business on the business day immediately preceding the maturity date at an initial conversion rate of 137.2213 shares of Clovis Oncology’s common stock per $1,000 principal amount of notes.

Clovis Oncology does not have the right to redeem the 2024 Notes prior to their maturity. Holders of the 2024 Notes may require Clovis Oncology to repurchase for cash all or part of their notes upon certain fundamental changes at a repurchase price equal to 100% of the principal amount of the 2024 Notes to be repurchased, plus accrued and unpaid interest to, but excluding, the fundamental change repurchase date. In addition, following certain corporate events that occur prior to the maturity date, Clovis Oncology will, in certain circumstances, increase the conversion rate for a holder who elects to convert its 2024 Notes in connection with such corporate event.

The above summary of the terms of the 2024 Notes is qualified in its entirety by and should be read with the Indenture governing the 2024 Notes, filed with the Securities and Exchange Commission as Exhibit 4.5 to Clovis Oncology’s Annual Report on Form 10-K for the year ended December 31, 2019.

The 2024 Notes issuable in the exchange transaction and any shares of common stock issuable upon conversion of such 2024 Notes have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities law. Clovis Oncology does not intend to file a registration statement for resale of such 2024 Notes or the shares of common stock, if any, issuable upon conversion thereof. Accordingly, Clovis Oncology is offering the 2024 Notes only to persons who are both accredited investors (within the meaning of Rule 501 promulgated under the Securities Act) and qualified institutional buyers (as defined in Rule 144A under the Securities Act) in reliance on a private placement exemption from registration under the Securities Act. This press release does not constitute an offer to sell, or a solicitation of an offer to buy, any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offering would be unlawful.

About Clovis Oncology

Clovis Oncology, Inc. is a biopharmaceutical company focused on acquiring, developing and commercializing innovative anti-cancer agents in the U.S., Europe and additional international markets. Clovis Oncology targets development programs at specific subsets of cancer populations, and simultaneously develops, with partners, for those indications that require them, diagnostic tools intended to direct a compound in development to the population that is most likely to benefit from its use. Clovis Oncology is headquartered in Boulder, Colorado with additional office locations in the U.S. and Europe.

To the extent that statements contained in this press release are not descriptions of historical facts regarding Clovis Oncology, they are forward-looking statements reflecting the current beliefs and expectations of management. Such forward-looking statements involve substantial risks and uncertainties that could cause Clovis Oncology’s actual results, performance or achievements to differ significantly from those expressed or implied by the forward-looking statements. Such risks and uncertainties include, among others, the conditions affecting the capital markets, general economic, industry, or political conditions, and the satisfaction of customary closing conditions related to the proposed exchange transaction. Clovis Oncology undertakes no obligation to update or revise any forward-looking statements. For a further description of the risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to the business of the company in general, see Clovis Oncology’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and its other reports filed with the Securities and Exchange Commission.

Contacts:

Anna Sussman	Breanna Burkart
303.625.5022	303.625.5023
asussman@clovisoncology.com	bburkart@clovisoncology.com

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